Agreement No.: PS20-066 SA TEMPLATE VERSION 201022 1 FRAMEWORK SERVICE AGREEMENT MAIN DOCUMENT Name of Project: Framework service agreement for General Aftermarket Services Short description of activities under this framework service agreement: Purchaser’s aftermarket activities are depending on support from Service Provider’s aftermarket organisation in a number of areas. This framework service agreement covers activities that are requested by Purchaser for a defined period and with a defined scope. This framework service agreement is between Volvo Car Corporation, Reg. No. 556074-3089, a corporation organized and existing under the laws of Sweden (“Service Provider”), and Polestar Performance AB, 556653-3096, a corporation organized and existing under the laws of Sweden (“Purchaser”). Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”. BACKGROUND A. Service Provider has an established organisation to manage all its various activities within the aftermarket business area. Governed by separate agreements, the Parties are cooperating within a number of related areas, such as, but not limited to, Parts & Accessories, Technical Support, Customer Care Centers, Repair & Maintenance Information, etc. B. Complementary to the cooperation mentioned above, the Parties have determined that Service Provider shall provide to Purchaser additional Services, which are further described in Section 3 below. The provision of the Services shall be performed in accordance with the terms in this framework service agreement and its appendices (the “Service Agreement”). C. This Service Agreement sets forth the terms under which Purchaser can initiate Service Requests which, if accepted by Service Provider, will result in Service Activities delivered by Service Provider to Purchaser. D. Purchaser now wishes to enter into this Service Agreement for the purpose of receiving the Services and Service Provider wishes to provide the Services in accordance with the terms set forth in this Service Agreement. E. In light of the foregoing, the Parties have agreed to execute this Service Agreement. AGREEMENT 1. GENERAL 1.1 This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 1 sets out certain general terms and conditions applicable Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Agreement No.: PS20-066 SA TEMPLATE VERSION 201022 2 to the Parties’ rights, obligations and performance of the Parties’ activities hereunder (the “General Terms”). 2. DEFINITIONS 2.1 The capitalised terms set out below in this Section 2 shall for the purposes of this Service Agreement have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 2.2 All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms. 2.3 “Affiliate” means any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation or Polestar Automotive Holding UK PLC; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity. 2.4 “Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto. The services consist of separate Service Activities. 2.5 “Service Request“ means the service request process that is established between Service Provider and Purchaser to manage all kind of support requests, from request to agreement, between the Parties. 2.6 “Service Activity“ means the activities performed, under this Service Agreement, by Service Provider or its suppliers to deliver the Result as agreed between the Parties related to a Service Request. 2.7 “Service Activity Specification” means the document in which the Service Activities are specified and which shall be signed by Service Provider and Purchaser in course of the Service Request process in order to initiate a Service Activity. The Service Activity Specification template is attached to this Service Agreement as Schedule A. 2.8 “VOICE”, shall have the meaning as set forth in Section 3.3.5 below. 3. SERVICE SPECIFICATION 3.1 General description of the Services Service Provider will provide Service Activities to Purchaser related to various types of Services within the aftermarket area. The overall objective of the Services is to support Purchaser in managing Purchaser’s aftermarket activities. The activities are characterized by being requested for a defined period of time and with a defined scope. 3.2 Assumptions/Pre-Requisites The initiation of any individual Service Activity shall be done through the established Service Request process and as further detailed in Section 3.3.3 below.

Agreement No.: PS20-066 SA TEMPLATE VERSION 201022 3 Service Provider shall use reasonable effort to support each Service Request from Purchaser but has the right to reject a Service Request e.g. if the required resources or competencies are not available. 3.3 Description of the Service Activities Service Provider will through its organisation perform different aftermarket related Service Activities for Purchaser. The activity areas included in the scope of this Service Agreement are listed in Schedule B – Scope of Services, and includes, but are not limited to, activities within the areas of pricing, business analysis, parts branding & marking, service program, repair instructions, special tools, user information, packaging engineering, phase-in logistics planning and technical training. However, for the avoidance of doubt, although the Services performed under the Service Agreement are related to aftermarket activities, Service Provider reserves the right to involve and charge for different resources (external or internal) other than from its specific aftermarket organisation. The Parties will, on an operational level, establish and maintain a roles and responsibility matrix indicating which type of role each Party should have in each activity. To initiate a Service Activity under this Service Agreement, Purchaser shall submit a Service Request to Service Provider who will, within reasonable time evaluate if the Service Request is within the scope of this Service Agreement or not. a) If deemed out of scope, the Service Request will be rejected unless the Parties agree to establish a separate agreement. b) If deemed within scope, Service Provider will initiate an investigation to estimate the required resources, costs and delivery time and present the proposal, including a Service Activity Specification, to Purchaser using the template form attached to this Service Agreement as Schedule A – Service Activity Specification. If Purchaser accepts the estimated resources, costs and delivery time, this shall be documented, together with the, by both Parties validly signed, Service Activity Specification in the Service Request data base and the Service Activity shall commence as agreed. c) For the avoidance of doubt, Service Provider has the right to reject any Service Request at its sole discretion, even if the Service Request would be considered within the scope of this Service Agreement. However, Purchaser’s dependency and possibility to find alternative solutions shall be considered when such decision is made by Service Provider. If Purchaser is not satisfied with Service Provider’s response, Purchaser may escalate the issue to the Steering Committee. The total value of all Service Activities called-off under this Service Agreement may not exceed the amount of [***] SEK per calendar year and not exceeding [***] SEK per Service Activity. This corresponds to approximately [***] hours annually and [***] hours per Service Activity. The above stated amounts include the costs for VOICE (as described in Section 3.3.5 below). VOICE is the collective name of a group of systems used for supporting automated translation and publication etc. in the process of producing technical information of different

Agreement No.: PS20-066 SA TEMPLATE VERSION 201022 4 kind. This group of systems is necessary for Service Provider’s ability to effectively perform certain Services, often through third parties. The Parties agree that Purchaser shall compensate Service Provider for its share of the costs related to VOICE, as set out in Appendix 2. 3.3.5.1 Over and above the actual VOICE system, the VOICE group also includes its sister system SPACE and systems like VPA, JIRA, VISIT and TRIP, but they are collectively referred to as “VOICE” in this Service Agreement. 3.4 Delegation of authority The Parties agree that entering into specific Service Activities under this Service Agreement preferably is handled on an operational level. Each Party shall therefore delegate the authority to enter into specific Service Activities under this Service Agreement based on the template attached as Schedule A. The terms and conditions of this Service Agreement (in particular Appendix 1) shall apply to the Service Activities entered into under Schedule A. For the avoidance of doubt, it shall not be possible to alter the terms and conditions of this Service Agreement in Schedule A. 3.5 Timing The activities shall commence on 1 January 2021. However, the Parties agree that the Service Activity call-off process described in Sections 3.3.3 and 3.3.4 above should commence on 1 January 2022. 3.6 Parties’ responsibility General. The division of the responsibilities between the Parties can be described as follows in this Section 3.6. If a specific Service Activity requires the division of responsibilities to be either complemented or clarified compared to what is described in this Section 3.6, this shall be specified in each individual Service Activity Specification. For the avoidance of doubt, in the event of any inconsistencies between any Service Activity Specification, Appendix 1 and/or this Main Document, the priority set forth in Section 9 shall prevail. Service Provider’s responsibilities. Service Provider is responsible for the following activities: (a) Carry out all Service Activities as agreed under this Agreement. (b) Provide Purchaser with all documentation necessary in order for Purchaser to perform adequate follow up of obtained Service Activities. (c) Continuously strive to improve quality, efficiency and effectiveness of the delivered services. Purchaser’s responsibilities. Purchaser is responsible for the following activities: (a) Supply Service Provider with necessary information, material and training to be able to perform the Service Activities in a timely manner.

Agreement No.: PS20-066 SA TEMPLATE VERSION 201022 5 4. SERVICE CHARGES 4.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as further described below (the “Service Charges”). 4.2 The Service Charges for the Services described in each individual Service Activity Specification will be based on the actual hours and any other costs required for the Services to be performed by Service Provider as well as the principles set out in Appendix 2. 4.3 The Service Charges shall be paid in the currency: Swedish Krona (SEK). 5. PAYMENT 5.1 If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser. 5.2 The actual Service Charges shall be invoiced on a monthly basis at the end of each month and paid by Purchaser in accordance with what is set out in the General Terms. 6. GOVERNANCE FORUM 6.1 The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 1. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 6. 6.2 Above the operational level, the next level of governance forum for handling the co- operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Business Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them to which an issue shall be escalated if the Parties fail to agree upon a solution on the operational level. 6.3 The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Executive Alignment Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters. 7. TEMPLATE FINANCIAL REPORTING 7.1 The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Purchaser and be done based on the template attached as Appendix 3. 8. DATA PROCESSING AGREEMENT 8.1 If Service Provider processes any personal data on Purchaser’s behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties

Agreement No.: PS20-066 SA TEMPLATE VERSION 201022 6 agree that the General Data Processing Agreement between the Parties dated 1 June 2019 shall apply between the Parties, and shall be deemed an integrated part of this Service Agreement. 8.2 The Parties shall at all times comply with applicable laws on protection of personal data, in particular, but not limited to the EU Data Protection Laws (as defined in the General Terms in Appendix 1), and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith. 9. ORDER OF PRIORITY 9.1 In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply: (1) This Main Document (2) Appendix 1, General Terms – Service Agreement (3) Appendix 2, Service Charges (4) Validly signed Service Activity Specifications (5) Appendix 3, Template Financial Reporting 10. NOTICES 10.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms: (a) To Service Provider: Volvo Car Corporation Attention: [***] 50419 Owner’s Controlling & Related Party BO VAK HC2N SE-405 31 Göteborg, Sweden Email: [***]@volvocars.com With a copy not constituting notice to: Volvo Car Corporation Attention: General Counsel 50090 Group Legal and Corporate Governance VAK HB3S 405 31 Gothenburg, Sweden Email: legal@volvocars.com (b) To Purchaser: Polestar Performance AB Attention: [***]

Agreement No.: PS20-066

Assar Gabrielssons väg 9
405 31 Göteborg, Sweden
Email: [***]@polestar.com

With a copy not constituting notice to:

Polestar Performance AB
Attention: Legal Department
Assar Gabrielssons väg 9
405 31 Göteborg, Sweden
Email: legal@polestar.com; and

Polestar Performance AB
Email: [***]@polestar.com

[SIGNATURE PAGE FOLLOWS]

SA TEMPLATE VERSION 201022

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Agreement No.: PS20-066 SA TEMPLATE VERSION 201022 8 This Service Agreement has been signed electronically by both Parties. VOLVO CAR CORPORATION POLESTAR PERFORMANCE AB By: /s/ Maria Hemberg By: /s/ Anna Rudensjö Title: General Counsel Title: General Counsel By: /s/ Johan Ekdahl By: /s/ Dennis Nobelius Title: CFO Title: COO

SCHEDULE A Agreement No.: PS20-066 SERVICE ACTIVITY SPECIFICATION This Service Activity Specification is part of the service agreement “Framework service agreement for General Aftermarket Services”, agreement No. PS20-066 (“the Service Agreement”) between Volvo Car Corporation (“Service Provider”) and Polestar Performance AB (“Purchaser”). This Service Activity Specification was entered into on the date this Service Activity Specification was signed by the last Party to sign it (as indicated by the date associated with that Party’s signature) and sets out the scope, resources and timings for specific activities to be performed under the terms of the Service Agreement. By signing hereunder, the Parties confirm that they accept the provisions of the Service Agreement and that these specific activities shall be executed as described below. Service Request No. [SR numbers covered by this Service Activity Specification] Service Activity Name [Name of the activity] Service Activity Description [Description of the agreed delivery] Start and delivery dates [Agreed start and delivery date] Estimated hours & cost [Cost in SEK] [Number of hours] Special Notes (e.g. assumptions, pre-conditions, responsibilities not described in the Service Agreement and if notice period for cancellation shall be other than 6 months ) [If any special notes needed, describe here.] Service Provider main contact [Name, email address and department of main contact for this activity] Purchaser main contact [Name, email address and department of main contact for this activity] ------------------------------------------------------------------------------------------ [signature page follows]

SCHEDULE A Agreement No.: PS20-066 This Service Activity Specification is hereby approved (by either electronic or physical signatures). A scanned copy, duly signed by both parties, shall evidence a binding agreement. VOLVO CAR CORPORATION Date: Date: By: ______________________________ By: _______________________________ Title: _____________________________ Title: ______________________________ POLESTAR PERFORMANCE AB Date: Date: By: ________________________________ By: _________________________________ Title: _____________________________ Title: ______________________________

Schedule B PS20-066 Main Task / Activity Typical tasks/activities SERVICE BUSINESS Car accessories Business development Accessories Pricing admin (into PRICE) Polestar Engineered HW PS unique Product & business development + Marketing & Communication Polestar Engineered SW PS unique Product & business development + Marketing & Communication Common parts Product & business development + Marketing & Communication Pricing - Accessories New pricing, maintenance, market support, surveys Pricing - Parts PS Unique New pricing, maintenance, market support, surveys Pricing - Parts common New pricing, maintenance, market support, surveys Business analysis - PS unique Regular business follow-up Business analysis - Common Regular business follow-up Parts branding & marking - PS unique Product marking, IP Parts branding & marking - common parts Product marking, IP Service Contract Post go-live maintenance and support SERVICE TECHNOLOGY Service program Scheduled maintenance program. Content Scheduled maintenance programs for all markets, content and for CoO calculations. Service program Scheduled maintenance program. Information production Scheduled maintenance programs for all markets. Information in VIDA Vehicle Stock maintenance Information to be sent to ports and dealers. Information is about what to do with the car during stock. For example, charging of batteries PDS Pre Delivery inspection / Pre Delivery Service. Content PDS Pre Delivery inspection / Pre Delivery Service. Service information Rescue Information Information of what to do in case of an accident. Used by rescue service. International Dismantling Information System (IDIS) Information production and system update End of Life Vehicle (ELV) Legal requirements re. ELV incl. contracts with shredder industry Accessories mounting Instructions Information production and system update Repair instructions mechanical Information production and system update Repair instructions diagnostics Information production and system update Service Product Journals Information production and system update Paint Information Application Information production and system update GPSS/Menu pricing Information production and system update Design & Functions Information production and system update Wiring Diagram Information production and system update Customer Symptom Code CSC list contains the necessary customer experienced symptoms. Used for fault tracing and warranty claim handling Parts catalogue Parts catalogue. All available parts in a catalogue in VIDA Soft ware products SW products in PIE Over The Air (OTA) SW deployment & support Test and verification of Diagnostic information and SWDL test and verification Accessories User Guide Accessories User Guide. Information to customer. How to use an accessory. Polestar branding. Information production system Parts User Guide Selected parts (ex Brake Pads, Kat) need information. Legal requirement Volvo Standard Time Standard time. Time for workshop to do the work Parts Structure Parts structure to get optimised parts brake down. Translation of workshop information Complement to info prod Base data Information production and system update Special tools Development and Purchase Repair & Maintenance Information (RMI) Information development and pricing Periodical Technical Inspection (PTI) Information development and pricing VIDA-Admin Administration of subscriptions to dealers. User Information Content production User Information Translation Translation User Information Print Print User Information Bucket SuSi deliveries. Support site Serviceability Requirement Complete Vehicle Develop strategy and verification Serviceability Requirement System level Development and verification Functional development Functional development for customer service functions such as remote Diagnostic, Connected Service Booking, Fault-tracing Planning of strategic projects for workshop production systems and workshop information products Deliveries in the strategy phase for workshop information and workshop information production systems. Technical Training Content production Technical training Planning and coordination Technical Training training Technical Training Development of tools Car program project lead Coordination and planning Ordering of test vehicles, project with set price or developed by other than Product Creation at VCC VCSB need for test vehicles, training, methods etc. will be ordered by Polestar and called-off by VCSB SCOPE of SERVICES, General Aftermarket services 1 of 2

Schedule B PS20-066 Main Task / Activity Typical tasks/activities PARTS SUPPLY & LOGISTICS New Car Launch date, volumes and future market requirements Planning prerequisites for Parts (including accessories) distribution New Car Launch, Model Year Changes, Running Changes & Phase-out lead Planning of new car launch activities New Car Launch, Model Year Changes, Running Changes & Phase-out Project Status Customs & Export Control Define HS code and Country of Origin etc. Customs & Export Control Customs Parts Master Data Management Dangerous Goods Classification Environmental Parts Master Data Management Safety Data Sheets For shipment of Dangerous Goods Packaging Packaging Brand Design Criteria Packaging Packaging Design Packaging Packaging Specification Packaging Packaging Master Data Management Procurement (IDP) Packaging Stans & Clishe New Supplier Implementation Implement logistic prerequisites (EDI, transport, packaging) to enable parts deliveries from new suppliers to Volvo Cars Commercial insights Provide sales insights including quality campaigns for better forecasting Planning Clusters & Segmentation Provide and maintain structured data set classification to allow differentiated forecast, inventory and distribution strategy Demand Forecasting Analyse historical sales behaviour, integrate commercial insights (like Campaigns) to provide future demand projection minimizing forecast error Demand Forecasting Campaign status reporting Phase-in/out Planning Set up and plan Phase in and Phase out according to launch date and future market requirements for critical parts Phase-in/out Planning Set up and plan Phase in and Phase out according to launch date and future market requirements for none critical parts Inventory Management Stocking & destocking policy of critical parts, initial stock Inventory Management Stocking & destocking policy of other than critical parts, initial stock Procurement (after EOP) Sourcing & ordering of parts Procurement (after EOP) Supplier Management Procurement (after EOP) Procurement Parts Master Data Management Logistics Projects Projects to adapt flows to optimize business including IT based on Polestar specific business requirements Extraordinary Costs (Packaging, Transport, Warehouse) Packaging, Stans & Clishe, Special Transport, Special Warehousing (e.g. All Time Buy) 2 of 2

1 PS20-066 Service Agreement – Schedule C Hourly Rates 2021 VOLVO CAR CORPORATION - 2021 * per February 2021 [***] * Memo: The agreed hourly rates for 2021 should be used until 2022 rates are agreed and decided. Rates to be used when Volvo Car Corporation AB is the contracting party (exception R&D rate**) ** R&D rates Global R&D rates – to be used regardless of which Volvo Car Group entity is contracting party. Rate provided in SEK and CNY to be used as applicable for the contract in question.

2 PS20-066 Service Agreement – Schedule C Hourly Rates 2022 VOLVO CAR CORPORATION - 2022 * [***] * Memo: The agreed hourly rates for 2022 should be used until 2023 rates are agreed and decided. Rates to be used when Volvo Car Corporation AB is the contracting party (exception R&D rate**) ** R&D rates: Global R&D rates – to be used regardless of which Volvo Car Group entity is contracting party. Rate provided in SEK and CNY to be used as applicable for the contract in question.

PS20-066 SA TEMPLATE VERSION 201022 1 FRAMEWORK SERVICE AGREEMENT APPENDIX 1 GENERAL TERMS 1. BACKGROUND This Appendix 1, General Terms – Framework Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties. 2. DEFINITIONS 2.1 For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document. 2.2 “Appendix” means an appendix to the Main Document. 2.3 “Background IP” means the Intellectual Property Rights either: (a) owned by either of the Parties; (b) created, developed or invented by directors, managers, employees or consultants of either of the Parties; (c) to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement. 2.4 “Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know- how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement. 2.5 “Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party. 2.6 “EU Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data, including but not

PS20-066 SA TEMPLATE VERSION 201022 2 limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and any act or piece of national legislation implementing, supporting or otherwise incorporating said regulation, including any amendment made to any of the foregoing. 2.7 “Force Majeure Event” shall have the meaning set out in Section 15.1.1. 2.8 “Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement. 2.9 “Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition. 2.10 “Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers. 2.11 “Main Document” means the contract document (with the heading “Main Document - Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix. 2.12 “Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement. 2.13 “Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing. 2.14 “Receiving Party” means the Party receiving Confidential Information from the Disclosing Party. 2.15 “Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under a Service Activity Specification) and any other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Activity Specification, irrespective of whether the performance of the Service Activities has been completed or not. 2.16 “Services” shall have the meaning as set out in the Main Document.

PS20-066 SA TEMPLATE VERSION 201022 3 2.17 “Service Activity” shall have the meaning as set out in the Main Document. 2.18 “Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time. 2.19 “Service Charges” means the service charges as set forth or referenced to in the Main Document. 2.20 “Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement. 2.21 “Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties. 2.22 “Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder. 2.23 The right to “have made” is the right of a Party in its capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for that Party and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for that Party. 3. PROVISION OF SERVICES 3.1 Service specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Main Document and the Service Activity Specification. 3.2 Service Recipients. In addition to Purchaser, all of Purchaser’s Affiliates shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement, irrespectively of whether it is Purchaser or any of Purchaser’s Affiliates that in reality received and used the Services. 3.3 Subcontractors. The Parties acknowledge that Service Provider may use its Affiliates and/or subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof. Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or

PS20-066 SA TEMPLATE VERSION 201022 4 omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed. 3.4 Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties. 4. SERVICE REQUIREMENTS 4.1 All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Activity Specifications and otherwise in a professional manner. 4.2 When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, Service Provider shall work according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs. 4.3 Service Provider acknowledges that time is of essence and Service Provider agrees to strictly respect and adhere to the deadlines set out in the Service Agreement, such as time limits, milestones and gates. In the event Service Provider risks not to meet an agreed deadline or is otherwise in delay with the performance of the Services, Service Provider shall appoint additional resources in order to avoid the effects of the anticipated delay or the delay (as the case may be). 4.4 In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Agreement, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible. 4.5 In the event Service Provider fails to act in accordance with Section 4.3 and 4.4 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 14.4. 4.6 Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services. 4.7 Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects.

PS20-066 SA TEMPLATE VERSION 201022 5 5. INTELLECTUAL PROPERTY RIGHTS 5.1 Ownership of existing Intellectual Property Rights. Each Party remains the sole and exclusive owner of its Background IP. Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party. 5.2 Ownership of Results. In the event any Results are created as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or subcontractors) under this Service Agreement, the Parties agree that Service Provider shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Service Provider. Service Provider shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results. 5.3 License grant. Upon creation of the Results, Purchaser shall at the same time automatically be granted a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)), non-assignable (however assignable to Purchaser’s Affiliates), worldwide license to Use, in whole or in part, the Results and, if applicable, any Background IP embedded in or otherwise used in the development of the Results. The license granted in this Section 5.3.1 is limited to the extent such license is necessary for Purchaser to make use of the Services provided hereunder and to enable an orderly transfer to another service provider after the termination and/or expiry of this Service Agreement. Notwithstanding anything to the contrary in this Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein. 5.4 Volvo brand name. For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a service agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products. This means that this Service Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence. 5.5 Polestar brand name.

PS20-066 SA TEMPLATE VERSION 201022 6 This Service Agreement includes the right to use the Polestar brand name or Trademarks, or refer to Polestar for the limited purpose of what is needed to perform an individual Service Activity under this Service Agreement. When using the Polestar Trademark or Polestar brand name Service Provider shall comply with any instructions or guidelines provided by Purchaser. For the avoidance of doubt, Service Provider’s right to use the Polestar brand name or Trademarks when performing a specific Service Activity does not constitute a right to use the Polestar brand name or Trademarks for any other Service Activity under this Service Agreement. For the avoidance of doubt, this Service Agreement does not include any other rights to directly or indirectly use the Polestar brand name or Polestar Trademarks, on or for any products outside the scope of this Service Agreement, or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence, unless with the prior written consent of Purchaser. 6. SERVICE CHARGES 6.1 In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document. 7. PAYMENT TERMS 7.1 The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7. 7.2 Service Provider is responsible for charging and declaring sales tax/VAT or other taxes as follow from applicable law. Any applicable sales tax/VAT on the agreed price will be included in the invoices and paid by Purchaser. All amounts referred to in this Service Agreement are exclusive of VAT. 7.3 If Service Provider is obligated to collect or pay taxes, such taxes shall be invoiced to Purchaser, unless Purchaser provides a valid tax exemption certificate authorized by the appropriate Tax Authority. If Purchaser is required by law to withhold any taxes from its payments, Purchaser must provide an official tax receipt or other appropriate documentation to support this withholding. 7.4 Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within [***] days after the invoice date. 7.5 Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of [***] per cent ([***]%) per annum. 7.6 Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document. 8. AUDIT 8.1 During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider’s books and records

PS20-066 SA TEMPLATE VERSION 201022 7 related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement. 8.2 Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee. 9. REPRESENTATIONS 9.1 Each Party warrants and represents to the other Party that: (a) it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable; (b) it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder; (c) the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and (d) this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms. 10. SERVICE WARRANTY 10.1 When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge. 10.2 Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services, are not infringing any Intellectual Property of any third party. Service Provider does neither give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing. 10.3 Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action.

PS20-066 SA TEMPLATE VERSION 201022 8 Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim. 11. LIMITATION OF LIABILITY 11.1 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement. 11.2 Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to 30 % of the total Service Charges of each separate Service Activity payable by Purchaser to Service Provider hereunder. 11.3 The limitations of liability set forth in this Section 11 shall not apply in respect of: (a) claims related to death or bodily injury; (b) damage caused by wilful misconduct or gross negligence; (c) damage caused by a Party’s breach of the confidentiality undertakings in Section 13 below; or (d) damage arising out of an infringement, or alleged infringement, of the other Party’s or any third party’s Intellectual Property. 12. GOVERNANCE AND CHANGES 12.1 Governance. The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement. The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee. If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision. 12.2 Changes.

PS20-066 SA TEMPLATE VERSION 201022 9 During the term of this Service Agreement, Purchaser can request changes to the Service Activity Specification, which shall be handled in accordance with the governance procedure set forth in Section 12.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time. The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is an agreement about the requested change, all work shall continue in accordance with the existing Service Activity Specification. 13. CONFIDENTIAL INFORMATION 13.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party. 13.2 All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate: (a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking; (b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party; (c) is obtained from a Third Party who is free to divulge the same; (d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations; (e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or (f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party. 13.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

PS20-066 SA TEMPLATE VERSION 201022 10 13.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information. 13.5 If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply. 13.6 For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider. 13.7 This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time. 14. TERM AND TERMINATION 14.1 This Service Agreement shall become effective on 1 January 2021 and shall, unless terminated in accordance with this Section 14 below, remain in force until 31 December 2023. 14.2 Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event: (a) the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or (b) if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors. 14.3 For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement. 14.4 Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.4 provided that the issue first has been escalated in accordance with Section 17.1. 14.5 Either Party shall in addition be entitled to terminate this Service Agreement for convenience upon 6 months written notice to the other Party. In case of termination according to this Section 14.5 the Parties shall agree on an appropriate transition process.

PS20-066 SA TEMPLATE VERSION 201022 11 14.6 Either Party shall in addition be entitled to, by written notice to the other Party, cancel the provision of a Service Activity for convenience in accordance with the cancellation notice period specified for that Service Activity in the Service Activity Specification, which for the avoidance of doubt shall not exceed the termination notice period specified in Section 14.5 above. In the event that there is no cancellation notice period specified for a Service Activity, the cancellation notice period shall be 6 months. 14.7 In the event Purchaser terminates the Services in accordance with Section 14.5 or a Service Activity in accordance with Section 14.6 above, the Service Charges shall, instead of what is set out in the Main Document, correspond to Service Provider’s costs for the Services performed up, until and including the effective date of the termination or cancellation, including the mark-up otherwise applied to calculate the Service Charges in accordance with the Main Document and any other reasonable proven costs Service Provider has incurred. 15. MISCELLANEOUS 15.1 Force majeure. Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party's reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party's), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event. A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non- performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist. 15.2 Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred: (a) in case of personal delivery, at the time and on the date of personal delivery; (b) if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

PS20-066 SA TEMPLATE VERSION 201022 12 (c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or (d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation; in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate. 15.3 Assignment. Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent. Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party. 15.4 Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply. 15.5 Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended. 15.6 Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices. 15.7 Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid. 15.8 Survival. If this Service Agreement is terminated or expires pursuant to Section 14 above, Section 5.3 (License grant), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration. Notwithstanding Section 15.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 5.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination. For the

PS20-066 SA TEMPLATE VERSION 201022 13 avoidance of doubt, what is stated in this Section 15.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 5.3 above and any licenses granted to Service Provider under Section 5.3 shall thus nevertheless remain in force after such termination. 16. GOVERNING LAW 16.1 This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of Sweden, without giving regard to its conflict of laws principles. 17. DISPUTE RESOLUTION 17.1 Escalation principles. In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue. The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect. If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below. All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above. Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate. 17.2 Arbitration.

PS20-066 SA TEMPLATE VERSION 201022 14 Any dispute, controversy or claim arising out of or in connection with this Service Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, whereas the seat of arbitration shall be Gothenburg, Sweden, the language to be used in the arbitral proceedings shall be English, and the arbitral tribunal shall be composed of three arbitrators. Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Service Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise. In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Service Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defence of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets. All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential. ______________________________

PS20-066 1 Framework Service Agreement Appendix 2 Service Charges 1. GENERAL 1.1 This Appendix 2 stipulates the rules and principle for the Service Charges payable by Purchaser to Service Provider for Services delivered under the Service Agreement. 1.2 This Service Charge description consists of this Appendix 2 – Service Charges and its Schedule C – Hourly Rates 2021-2022. 2. DEFINITIONS 2.1 Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Charge description have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa. 2.2 “Employees” means Service Provider’s employees, including consultants that are working in Service Provider’s premises and as an integral resource of its organisation. 2.3 “Mark-up” means the additional charge added to all Service Provider’s costs in order to fulfil the “Arm’s Length” principle as necessary in business relations between related parties. 3. SERVICE CHARGES 3.1 Purchaser shall, based on “Arm’s Length” principle, fully compensate Service Provider for all costs occurring related to activities under this Service Agreement which are executed on behalf of Purchaser. The Parties acknowledge that the estimated Service Charges set forth in each Service Activity Specification are based on an estimation of the amount of hours and other costs required for the performance of the Service Activity and that this estimation may differ from the final actual number of hours and costs charged by Service Provider. Hence, the Service Charges will ultimately be invoiced based on actual hours and other costs, not on the estimation. 3.2 Costs for activities that are benefitting both Parties shall be calculated according to what is set-out in Sections 3.3 and 3.4 below and shared between the Parties in accordance with the principles described in Section 4. 3.3 Hourly rates, Service Provider’s staff The hourly rates, valid at the time of the execution of activities under this Service Agreement, shall be applied. The valid hourly rates at the time of execution of this Service Agreement are listed in Schedule C – Hourly Rates 2021-2022. The hourly rates used to calculate the Service Charges payable by the Purchaser for Services performed by Service Provider´s Employees shall be determined by Service Provider on an annual basis in compliance with applicable tax legislation, including but not limited to the

PS20-066 2 principle of “Arm’s Length” between the Parties. The hourly rates shall be calculated using the cost plus method, i.e. full cost incurred plus an arm´s length Mark-up. All costs Service Provider has in order to perform the Services shall be reimbursed by Purchaser. 3.4 External Costs, bought services In the event Service Provider engage a Third Party supplier or service provider, which is not an Employee, to perform Services, under the guidance of Service Provider, to Purchaser under this Service Agreement, Purchaser shall pay to Service Provider the full cost. 3.5 VOICE The Parties have agreed that Purchaser shall pay a fee for the usage of the VOICE systems. The fee for the VOICE systems shall be calculated based on Purchasers share of Service Provider´s yearly actual Development and Operational cost as described below. Development Costs (system updates to support new or updated product requirements): Purchaser shall pay 100% of Purchaser specific Development cost, and 50% of shared Development cost. Operational Costs (Maintenance, Support and Third Party license costs): Purchaser shall pay a percentage of the Operational costs calculated as Purchaser´s share of editorial (content creation) hours during the calendar year used on behalf of Purchaser specifically out of the total number of editorial hours in the same year. The estimated fee for the VOICE systems should be calculated at the beginning of each calendar year and the estimated costs shall be evenly distributed over the invoices of the year. At the end of the calendar year, Service Provider shall make a reconciliation and adjust the first invoice in the forthcoming year for any deviation between the estimated fee and final fee calculated based on actual cost. Actual costs for 2019, 2020 and 2021 are shown in the table below. [***] Purchaser acknowledges that it has used or benefitted from VOICE during 2019, 2020 and 2021 and agrees to pay the 2019, 2020 and 2021 fees as a lumpsum when this Service Agreement becomes effective. However, the Parties acknowledge that Purchaser during 2019 has paid some costs related to VOICE and that those payments shall be considered to be part of the 2019 total amount. 4. COST SHARING PRINCIPLES 4.1 With the purpose of gaining efficiency and positive synergy effects for the Parties, the Parties may in some cases agree to share the usage of any Result generated from a Service Activity. In this case the Parties may agree to share the cost for such Service Activity as follows: i. The value of any existing assets (e.g. data or IP) used as base for a Service Activity shall be calculated as accurate as possible by using reasonable effort. Purchaser shall pay a share of this asset based on a split key as described in Section 4.2 below.

PS20-066 3 ii. For assets (e.g. data or IP) developed as a result of a Service Activity that is expected to also be used by the Service Provider, Purchaser shall only pay its share of the actual cost based on a split key as described in Section 4.2 below. 4.2 In order to establish a reasonably fair split of costs for jointly used service Results as described in Section 4.1 above, the Parties should agree on the split key to use as part of the Service Activity Specification. The Parties realise that different Service Activities might require different split keys depending on the nature of the Service Activities and/or Results and agree to use their best efforts to come to an agreement which is satisfying the “Arm’s Length” principle. Purely as examples (but not limited to), the split key can be based on car production volumes, vehicles in traffic, number of products from an architecture, affected part numbers, etc. ________________________________

Appendix 3

PS20-066
FSA General Aftermarket services for Polestar
Expenses

Service Charges

	2021 January	February	March	April	May	June	July	August	September	October	November	December	2021
	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Act/Fcst	Full Year
	SEK	SEK	SEK	SEK	SEK	SEK	SEK	SEK	SEK	SEK	SEK	SEK	SEK
Present Status													
Service Activities													
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
[Service Request No. + resource function]	0	0	0	0	0	0	0	0	0	0	0	0	0
VOICE estimated monthly fee	0	0	0	0	0	0	0	0	0	0	0	0	0
VOICE fee adjustments	0	0	0	0	0	0	0	0	0	0	0	0	0
External costs	0	0	0	0	0	0	0	0	0	0	0	0	0
	0	0	0	0	0	0	0	0	0	0	0	0	0
Subtotal Status	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**

Resource	**Currency**	**Hourly rate**	**Hours**												
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
[Service Request No. + resource function]	SEK		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

VOICE estimated yearly fee (SEK)

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